Amy George
SVP HR, Chief Human Resources Officer
E-mail: amy.george@terex.com

Jennifer Kong-Picarello
[Address on file with Company]
[Address on file with Company]

Dear Jennifer,

We are pleased to confirm our offer to you for the position of SVP & Chief Financial Officer, for Terex Corporation, and reporting directly to Simon Meester, President and Chief Executive Officer. This is a very visible position in our Company and one that presents a number of challenges and opportunities.

The following represents our offer of employment to you:

1.You will be compensated at the rate of $25,000.00 per bi-weekly pay period which annualizes to $650,000.

2.You will be eligible to participate in the Terex Management Incentive Bonus Plan effective on your date of hire with a target set at 75% of your base salary (pro-rated for partial year participation). The eligibility for and elements of the Plan are adjusted each year by the Company and typically include formulas based on both Terex financial performance as well as individual performance. You can earn more or less than your target amount based on Terex’s financial performance and your individual performance and achievement of goals. Each year, you will be issued a copy of the Plan for that year setting forth the details, including conditions for payout, for that year. The details will be presented to you shortly after you begin employment.

3.Subject to compliance with all applicable laws and conditioned on the formal ratification by the Compensation Committee of the Board of Directors, you will be a participant in the Terex Corporation Amended and Restated 2018 Omnibus Incentive Plan. Under this Plan, you will receive an initial grant of shares of Restricted Stock. In determining the number of shares, the Company will use a one-time valuation number of $1,150,000 whereby $1,150,000 will be divided by the closing price of Terex stock on the last business day of the month in which your employment begins to determine the appropriate number of shares. The Restricted Stock provided for you in this letter will then be issued to you on the last business day of the month during which your employment begins with the Company (the “Grant Date”). All shares vest ratably over a three (3) year period based on the Grant Date for as long as you remain employed with the Company. All shares scheduled to vest after you cease employment with the Company, other than by death or disability, will not vest and be forfeited. Additional details will be presented to you shortly after you begin employment. Future eligibility, frequency, type, or amount of awards will be linked to company financial performance and individual performance and vary over time.

4.You will be eligible to participate in our 2025 annual Long Term Incentive award program with a target amount set at $1,400,000, under the terms of the Terex Corporation Amended and Restated 2018 Omnibus Incentive Plan. Further details of the award will be presented to you via Restricted Stock Grant Letter. Eligibility to participate does not guarantee any future awards. You will be eligible for future annual long term incentive awards, with the amount, timing and form subject to the approval of the Compensation and Human Capital Committee of the Board of Directors. The frequency, type, or amount of awards are linked to company financial performance and individual performance and vary over time.

5.You will be eligible to participate in either the Terex Deferred Compensation Plan (“DCP”) or the ERISA Excess Plan (“EEP”) offered to senior level executives. Both the DCP and EEP Plan provide alternatives for use in deferring income taxes. There is a 25% matching contribution on eligible deferrals to the Terex Stock Fund in the DCP. There is a matching contribution of up to 5% for eligible deferrals to the EEP.

6.You will receive a sign-on bonus of $500,000, less applicable taxes, payable after sixty (60) days of employment. Should you resign (and such resignation is not for “Good Reason” as such term is defined in the Company’s Form of Change in Control and Severance Agreement as filed with the U.S. Securities and Exchange Commission) or be released for Cause, as defined in the Company’s Form of Change in Control and Severance Agreement as filed with the U.S. Securities and Exchange Commission, within one (1) year of employment, you would be required to repay the Company a prorated amount of the sign-on bonus based on the number of full months of employment.

7.You will be eligible to participate, contingent upon approval from the Compensation and Human Capital Committee (CHCC) of the Board of Directors, in the Terex Corporation Defined Contribution Supplemental Executive Retirement Plan. This plan provides for an annual contribution of 10% of your annual salary and bonus earned to be deposited to the Bond Fund of the DCP. Additional details of this plan will be provided to you separately.

8.The Company will provide, contingent upon approval from the Compensation and Human Capital Committee (CHCC) of the Board of Directors, change in control protection and severance protection after completion of 6 months of service in your new role, which will be for twelve (12) months of salary, bonus, and benefits, in accordance with the provisions of the Change in

Control and Severance Agreement (the “Severance Agreement” and such severance as defined therein, “Severance”).

9.You will be eligible to accrue Paid Time Off at the rate of 184 hours (23 days) annually. This will be pro-rated for your first year, based on your date of hire. All other provisions of the Paid Time Off policy will apply.

10.Terex Corporation currently offers a comprehensive benefits program including medical, dental, vision, life insurance, and disability benefits, a 401 (k) plan with a Company match, and an employee stock purchase plan with a Company match. Benefits for eligible team members become effective the 1st of the month coinciding with or following 30 days of employment unless otherwise noted. In addition, as a member of Terex’s Executive Leadership Team (ELT), you are eligible to elect to receive an executive physical. Terex has partnered with EHE Health (EHE) to offer you the opportunity to schedule an executive physical at one of their many locations. Additional details will be sent to you under separate cover.

11.Your employment with Terex will start on a date to be arranged but it is expected to start on or before February 3rd, 2025.

12.You will receive relocation reimbursement as outlined on the attachment “Relocation Expense Reimbursement.” Should you resign (and such resignation is not for “Good Reason” as such term is defined in the Company’s Form of Change in Control and Severance Agreement as filed with the U.S. Securities and Exchange Commission) or be released for Cause, as defined in the Company’s Form of Change in Control and Severance Agreement as filed with the U.S. Securities and Exchange Commission, within one (1) year of relocation, you would be required to repay the Company a prorated amount of the total relocation expenses based on the number of full months of employment after relocation (e.g. if after relocation you worked for 9 months and then resigned, you would be required to repay twenty-five percent of your relocation expenses).

If you accept this job offer, you will be required to successfully complete a background check and a drug test. Terex tests for all federally controlled substances. You will receive instructions pertaining to your background and drug screenings from Sterling.

Confidentiality
(a)    You agree that you will not at any time, either during your employment with Terex or thereafter, divulge to any person, firm or corporation outside of Terex Corporation, any confidential or privileged information or trade secrets received by you during the course of your employment, with regard to the financial, business operations, manufacturing methods, processes, know-how, or procedures of Terex Corporation, or any of its affiliated companies, parent or subsidiaries. All such information shall be kept confidential and shall not, in any manner, be revealed to anyone, provided, however, that the foregoing provision shall not apply to any information which is or generally becomes available to the public through no breach by yourself of this paragraph.

(b)    You agree that you will not at any time during the period of your employment hereunder engage in any business or own or control any interest in, or act as a director, officer, team member, agent or consultant of, any firm, corporation, partnership or other entity, directly or indirectly engaged in the business being conducted by Terex Corporation, or its affiliated companies, parent or subsidiaries, or which manufactures or sells products which are in direct competition with the products sold by Terex Corporation, or its affiliated companies, parent or subsidiaries.

(c)     You agree that you have not disclosed any trade secrets or confidential information of your prior employer(s) to the Company during the course of these negotiations and that you have not been asked to do so by the Company. You further agree that you will not disclose any trade secrets or confidential information of your prior employer(s) to the Company at any time during your employment with the Company. By way of illustration but not limitation, “confidential information” means non-public proprietary company information including: information and materials related to proprietary products, services, experimental work, research, pricing information, business procedures, strategies, and methodologies, customer lists and business histories, analyses of customer information, and technical data and/or specifications related to your prior employer’s(s’) products.

(d)     Despite the confidentiality provisions in this agreement, you shall be immune from civil or criminal liability for disclosure of trade secrets in three situations: (1) where you disclose the trade secret in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney for the purpose of reporting or investigating a suspected violation of law; (2) where you disclose the trade secret in a sealed filing in a lawsuit or other proceeding; and/or (3) where you disclose the trade secret to your attorney in the course of pursuing a lawsuit where you allege retaliation for reporting a suspected violation of the law.

Terex Code of Ethics and Conduct
Terex is committed to an ethical business culture based on our Terex Way values, as described in Terex Code of Ethics and Conduct. You agree that you will comply with all aspects of the Code during your employment with the Company.

Employment at Will
Nothing in this offer of employment should be construed, understood, or interpreted to mean, promise, guarantee, contract, or imply employment by Terex Corporation for any definite or specific length of time. Employment is strictly at will and you or the Company can end your employment at any time, for any reason not prohibited by law.

I want to thank you again, for your interest in Terex Corporation. We believe Terex has a very bright future and feel that it can provide you with challenging and rewarding experiences.

Please indicate your acceptance of this offer by signing the enclosed copy and returning it to me at your earliest convenience.

Accepted: _/s/ Jennifer Kong-Picarello _/s/ Amy George _
Jennifer Kong-Picarello Amy George
SVP HR, Chief Human Resources Officer

Date Signed: November 18, 2024 Date Signed: November 18, 2024

cc: Simon Meester

Full benefit details will be provided to you by AIRES, our Relocation provider upon receipt of your authorized relocation.
Relocation Allowance	One month salary to be paid within 30 days of hire or transfer date. Paid through local Terex payroll. Amount not to exceed $15,000. Taxable, not grossed-up.
Closing Costs – Sale of Primary Residence	Normal and customary closing costs, including licensed broker’s sale commission up to a maximum of 6% of the contract sale price.
Renters Program	Reimbursement for lease penalties, up to 3 months. Renters Program: Must provide proof of lease to receive penalties reimbursement.
Home Finding Trip	Two trips, not to exceed ten days total.
Closing Costs – Purchase of Primary Residence	Normal and customary closing costs.
Temporary Living Expense	Up to 60 days OR lump sum payment of $15,000
Movement of Household Goods	Full service includes packing and partial unpacking. Some limitations apply.
Storage	Up to 60 days.
Family Travel to new Location	Reimbursement for reasonable travel expenses, including meals and lodging, for the employee and immediate family while en route to the new location.
Tax Gross-up of Applicable Items	Relocation expenses will be grossed-up at the employee’s tax rate.
Travel Arrangements
Any and all relocation travel related expenses Including airfare, parking, hotel, meals, etc.) must not be charged to your corporate credit card.
Personal credit cards must be utilized for all travel related expenses.

This relocation package is offered for a time period up to twelve (12) months after the hire/transfer date.
Should I resign or be released for cause, as determined by the Company in its sole discretion, within one (1) year of relocation, I will repay the Company a prorated amount of the total relocation expenses based on the number of full months of my employment after relocation (e.g. if after relocation I work for 9 months and then resign, I will be required to repay twenty-five percent of my relocation expenses).  I agree that repayment is due immediately upon my termination of employment and I further agree that any portion or amount of the repayment can be offset from monies owed to me at the time of termination.

Signature: /s/ Jennifer Kong-Picarello
Name: Jennifer Kong-Picarello
Date: November 18, 2024